Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orchestra BioMed Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, “Common Stock”) reserved for issuance under the Orchestra BioMed Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”)	457(c) and (h)	1,717,315(2)	$5.50(3)	$9,445,232.50(3)	0.00014760	$1,394.12
Total Offering Amounts					$9,445,232.50		$1,394.12
Total Fee Offsets							–
Net Fee Due							$1,394.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2023 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents the additional shares of Common Stock reserved for issuance under the 2023 Plan resulting from an automatic annual increase as of January 1, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $5.50 per share, the average of the high and low price of the Common Stock on the Nasdaq Global Market on March 21, 2024 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).